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                                   EXHIBIT 99

AT THE COMPANY:
Daniel D. Viren                             Roy Youst
Senior Vice President-Finance               Director Corporate Communications
(614) 864-6400                              (614) 864-6400

FOR IMMEDIATE RELEASE
TUESDAY, JUNE 8, 2004

                      NYSE TO DELIST R.G. BARRY CORPORATION

PICKERINGTON, OHIO - TUESDAY, JUNE 8, 2004 - R.G. BARRY CORPORATION (NYSE: RGB) today reported that it has received notice from The New York Stock Exchange that the exchange plans to suspend trading in R.G. Barry's common shares prior to the market opening on Monday, June 14, 2004.

The NYSE's decision is based on the Company's failure to meet NYSE's continued listing standards for global market capitalization and total shareholders' equity. On June 5, 2003, the Company reported that it had submitted a business plan to the NYSE for bringing the Company into conformity with the NYSE's continued listing standards within 18 months. The Company has been unable to meet the financial goals set forth in that plan.

"We do not believe the NYSE's decision has any bearing on our ability to move forward with implementation of our new business model, and we have no plans to challenge their decision," said Thomas M. Von Lehman, R.G. Barry Corporation President and Chief Executive Officer.

"Our focus is the future. As we have said previously, 2004 will be a difficult transition year and we do not expect to report an operating profit. However, we continue to move forward with implementation of our new business model which is intended to result in a smaller infrastructure, lower operating costs and a more efficient supply chain."

NYSE has also notified the Company that it will make the appropriate filings with the Securities and Exchange Commission to delist the Company's common shares from the NYSE. The Company will not seek an appeal of the NYSE staff's decision to delist.

The Company expects that its common shares will be traded on the Over the Counter Bulletin Board. As of the date of this release, a trading symbol for the Bulletin Board has not been assigned.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. There are a number of important factors that could cause actual results of the Company to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, the failure of any broker-dealer to agree to act as a market maker for the Company's shares on the Over the Counter Bulletin Board in which case the Company's shares would not trade on that trading system as well as other risk factors identified from time to time in our periodic filings with the Securities and Exchange Commission. Our forward-looking statements were based on information, plans and estimates at the date of this release. We undertake no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.